CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-260030 on Form N-1A of our report dated March 11, 2022, relating to the statement of assets and liabilities of DoubleLine ETF Trust, including DoubleLine Opportunistic Bond ETF and DoubleLine Shiller Cape® U.S. Equities ETF, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

Costa Mesa, California

March 18, 2022